Exhibit 99.1

C4 Therapeutics Appoints Utpal Koppikar to Board of Directors

– Utpal Koppikar, Veteran Life Sciences Industry Financial Executive, Appointed as Independent Member of the Board of Directors, Chair of Audit Committee and Member of Organization, Leadership and Compensation Committee –

– Appointment Reflects C4T’s Continued Commitment to Corporate Governance to Support Company Growth –

WATERTOWN, Mass., March 16, 2022 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today announced the appointment of Utpal Koppikar, MBA, to its board of directors. Mr. Koppikar will also serve as chair of the Audit Committee and a member of the Organization, Leadership and Compensation Committee. Mr. Koppikar is the chief financial officer of Atara Biotherapeutics Inc., a leader in T-cell immunotherapy. In addition, C4T announced that Dr. Elena Prokupets has retired from the board of directors, and a search is underway to further diversify the board.

“We are thrilled to welcome Utpal to our board of directors and leverage his strategic financial expertise to help advance our portfolio of novel degrader medicines and reach patients in need. A recognized financial leader with broad experience across the biotechnology and pharmaceutical industries, Utpal’s appointment highlights C4T’s commitment to bring together diverse perspectives and expertise to ensure the Company’s continued success,” said Bruce Downey, lead independent director of C4 Therapeutics. “Additionally, we are grateful for the leadership and guidance that Elena has provided C4T since our founding over six years ago and want to take this opportunity to wish her the best in her retirement.”

Commenting on joining the C4T board of directors, Mr. Koppikar said, “The potential of targeted protein degradation to make a transformative impact on patients is tremendously exciting and I am honored to be joining C4T’s board of directors as the Company advances multiple programs through the clinic and invests in its next wave of oncology targets. I look forward to working with my fellow board members and C4T’s leadership team as the company extends its leadership in the targeted protein degradation field.”

Mr. Koppikar currently serves as chief financial officer of Atara Biotherapeutics, where he is responsible for leading the finance, information technology and investor relations functions as well as guiding the company’s strategy as a member of the senior leadership team. Previously, Mr. Koppikar was vice president of operations finance at Gilead Sciences, Inc. where he led the financial integration of Kite Pharma and played an integral role in pricing committees. Mr. Koppikar began his career in life sciences at Amgen, Inc., where he held multiple positions of increasing seniority, ultimately serving as executive director of financial planning and analysis. Mr. Koppikar previously served as a board member of Flexion Therapeutics Inc. until its sale to Pacira BioSciences, Inc. in November 2021. Mr. Koppikar earned a B.S. in aerospace engineering from the University of Maryland, an M.S. in aeronautical engineering from Stanford University and an MBA in finance from UCLA’s Anderson School of Management.

About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transform patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.

Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our pre-clinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our pre-clinical studies or clinical trials in any future studies or trials;  and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of pre-clinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of pre-clinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

LSpreen@c4therapeutics.com